Exhibit 99.1

            OIL STATES INCREASES AND EXTENDS SHARE REPURCHASE PROGRAM

    HOUSTON, Aug. 28 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) announced today that its Board of Directors has authorized an additional $50,000,000 for the repurchase of the Company's Common Stock, par value $.01 per share. This authorization increases the previously announced program, under which $17 million remains outstanding, and extends the duration of the repurchase program to August 31, 2008. As a result of this increased authorization, the Company now has the ability to repurchase up to approximately $67 million of its common stock over the next two years. The Company presently has approximately 49.8 million shares of Common Stock outstanding.

    Consistent with the initial authorization, the repurchases may be effected from time to time in accordance with applicable securities laws, through solicited or unsolicited transactions in the market or in privately negotiated transactions. Subject to applicable securities laws, such purchases will be at times and in amounts as the Company deems appropriate.

    In announcing the repurchase program, Douglas E. Swanson, the Company's Chief Executive Officer, stated, "We believe increasing this program will increase shareholder value and reflects our confidence in the value of Oil States. We expect the program to be accretive and enhance earnings per share and return on equity."

    Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2005 filed by Oil States with the SEC on March 2, 2006.

SOURCE  Oil States International, Inc.
    -0-                             08/28/2006
    /CONTACT: Bradley J. Dodson of Oil States International, Inc., +1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /